Exhibit 10.1
PINNACLE FINANCIAL PARTNERS, INC.
2008 Special Cash Incentive Plan
PLAN OBJECTIVES:
The overall objectives of the 2008 Special Cash Incentive Plan (the “Plan”) are to:
1.	Motivate participants to ensure that important corporate integration tasks (Pinnacle Financial acquisition of Mid-America Bancshares) are completed timely and cost effective objectives during 2008 are achieved, and

2.	Provide a reward system that encourages achievement of a smooth integration and attainment of the targeted synergies of the firm.
This Plan shall be administered pursuant to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan; it is the intention of the Company that all awards hereunder to Covered Officers shall qualify for “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Code. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.
EFFECTIVE DATES OF THE PLAN:
The Plan is effective from January 18, 2008 (Effective Date) through March 31, 2008.
ADMINISTRATION:
The Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) is responsible for the overall administration of the Plan and shall have the authority to select the associates who shall be eligible for participation in the Plan. The CAO, with the oversight of the CEO, provides periodic updates as to the status of the Plan as follows:
•	Produces status reports on a periodic basis to Plan participants and the HRCC in order to ensure the ongoing effectiveness of the Plan.

•	Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants’ responsibilities to ensure fairness to all Plan participants.

•	At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRCC, for approval and distribution.
The HRCC is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRCC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRCC deems necessary or desirable. Any decision of the HRCC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.
ELIGIBILITY and AWARD LEVEL:
Participants in the Plan will be identified by the HRCC and their maximum award levels will be established in resolutions adopted by the HRCC. The maximum dollar amount that may be awarded to all participants in the Plan in the aggregate is $850,000.
FORFEITURE OF AWARDS:
Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards on April 15, 2008 will not be eligible for distribution of awards under the Plan.

ETHICS:
The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action.
PLAN FUNDING:
The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company and will be classified as part of the deal transaction charges previously disclosed and communicated.
TIMING OF AWARDS:
On January 18, 2008, the HRCC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be measured as of March 31, 2008 and distributed on April 15, 2008.
AWARDS
Awards under the Plan shall be conditioned on the attainment of several written performance goals that will insure a smooth, timely and efficient integration of Pinnacle Financial and Mid-America Bancshares which are approved by the HRCC. The CEO and CAO shall report whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the CEO and CAO may consider such matters as the CEO and CAO deems appropriate. Any award or portion thereof must be proportional to the participant’s target award compared to the total pool.
Example:
Target Payout for Participant: $25,000 divided by the Total Pool ($850,000) = 2.94%.
Actual Aggregate Payout to all Participants: $637,500 based on attainment of only 3/4 of the objectives. The target payout for this associate would be $637,500 * 2.94% = $18,742.
DISCRETIONARY INCREASES AND REDUCTIONS:
None – only performance decreases can adjust the target awards.
AMENDMENTS, TERMINATIONS AND OTHER MATTERS:
The HRCC retains the right to amend or terminate this Plan in any manner they may deem necessary at any time including the ability to include or exclude any associate or group of associates from participation in the Plan. Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship between the Plan, the Company or any associate of the Company. No associate should rely on this

Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.